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                                                                  (513) 723-4000


                                 June 4, 1999


United Community Financial Corp.
275 Federal Plaza West
Youngstown, Ohio 44503
Attention:  Douglas M. McKay

Ladies and Gentlemen:

          Pursuant to Section 7.01(h) of the Agreement and Plan of Merger dated as of April 15, 1999 (the "Agreement"), by and between United Community Financial Corp., an Ohio corporation ("UCFC") and Butler Wick Corp., an Ohio corporation ("BWC"), we hereby render our opinion as to certain of the federal income tax consequences of the merger of BWC with and into Merger Corp., Inc., an Ohio corporation to be formed as a wholly owned subsidiary of UCFC ("Merger Corp.") solely for the purpose of carrying out the merger of Merger Corp. with and into BWC (the "Merger") in accordance with the Agreement.

          In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the United Community Financial Corp. Officer's Certificate dated as of June 4, 1999, (iii) the Butler Wick Corp. Officer's Certificate dated as of June 4, 1999, and (iv) the Shareholders Agreement (as defined in the Agreement).

          In connection with our review of the Agreement, the officers' certificates identified above (collectively, the "Officers' Certificates"), and the other documents identified above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof.

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United Community Financial Corp.
June 4, 1999
Page 2



                           DESCRIPTION OF THE MERGER

          The Agreement provides that the Merger will constitute a merger, under the laws of the State of Ohio, of Merger Corp. with and into BWC. Immediately after the Effective Time (as defined in the Agreement), BWC will be the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Corp. will cease.

          As described in Section 2.02 of the Agreement, pursuant to the Merger:

     1. Each of the shares of BWC stock held by existing BWC shareholders, excluding shares of BWC treasury shares, issued and outstanding immediately prior to the effective time specified in the Agreement (the "Effective Time") for the Merger (hereinafter, the "BWC Shares") shall become and be converted into the right to receive a number of UCFC Shares which is the quotient, rounded to the nearest hundredth, of 1,700,000 divided by the number of BWC Shares issued and outstanding immediately prior to the Effective Time (subject to certain adjustments specified in Sections 2.02(a) and 2.07 of the Agreement);

     2. Each UCFC Share issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one UCFC Share; and

     3. Each of the BWC treasury shares (the "Treasury Shares) shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          Any BWC Shares with respect to which the holder has demanded and perfected dissenters' rights in accordance with the laws of the State of Ohio (and as of the Effective Time has not withdrawn or lost such dissenters' rights) shall not be exchanged, or represent a right to receive UCFC Shares. The holder shall be entitled to only such rights as are granted by the laws of the State of Ohio. Furthermore, pursuant to Section 7.03(e) of the Agreement, the obligation of UCFC to consummate the Merger is subject to the fulfillment or written waiver by UCFC prior to the Effective Time of the requirement that BWC shareholders shall not have demanded and perfected dissenters' rights with respect to more than five percent (5%) of the BWC Shares. We assume for purposes of our opinion that dissenting BWC shareholders will not hold more than five percent (5%) of the BWC Shares.

          Fractional UCFC Shares will not be issued by UCFC in the Merger. In lieu thereof, each holder of BWC Shares entitled to receive a fractional UCFC Share shall receive an

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United Community Financial Corp.
June 4, 1999
Page 3


amount in cash (without interest) determined by multiplying such fraction by the Average Closing Price (as defined in the Agreement) of the UCFC Shares.

                                REPRESENTATIONS

          In connection with the Merger, the Officers' Certificates set forth the following representations:

          1.   The Merger is being effected for bona fide business reasons.

          2. The Merger will qualify as a statutory merger under the laws of the State of Ohio.

          3. UCFC does not own, nor has it owned during the past five years, any shares of stock of BWC.

          4. Prior to the Merger, UCFC will be in control of Merger Corp. within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

          5. The fair market value of the UCFC Shares to be received by each shareholder of UCFC will be approximately equal to the fair market value of the BWC Shares exchanged therefor.

          6. In the Merger, shares of BWC stock representing control of BWC, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of UCFC.

          7. There is no intercorporate indebtedness existing between UCFC and BWC or between Merger Corp. and BWC that was issued, acquired, or will be settled, at a discount.

          8.   Neither BWC nor UCFC is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          9. BWC is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          10. To the best knowledge of BWC, the shareholders of BWC have no plan or intention to sell, exchange, or otherwise dispose of a number of UCFC Shares received in the transaction to UCFC or a person related to UCFC that would reduce the BWC shareholders' ownership of UCFC to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding stock of BWC as of the

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United Community Financial Corp.
June 4, 1999
Page 4


same date. For purposes of this representation, any BWC Shares surrendered by dissenters or exchanged for cash in lieu of fractional UCFC Shares will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by BWC, prior to and in connection with the Merger, will be considered in making this representation. Finally, any acquisitions of BWC Shares by a person related to BWC, prior to and in connection with the Merger, with consideration other than stock of either UCFC or BWC, will be considered in making this representation.

          11. BWC has no plan or intention to issue additional shares of its stock that would result in UCFC losing control of BWC within the meaning of
Section 368(c) of the Code.

          12. To the knowledge of the officers of UCFC, neither UCFC nor a related person has any plan or intention to reacquire any UCFC Shares issued in the Merger.

          13. UCFC has no plan or intention to liquidate BWC; to merge BWC with or into another corporation; to sell or otherwise dispose of the stock of BWC except for transfers of stock to corporations controlled by UCFC; or to cause BWC to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Corp., except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          14. UCFC, Merger Corp., and the shareholders of BWC will pay their respective expenses, if any, incurred in connection with the Merger. BWC will pay its expenses incurred in connection with the transaction except for those paid or assumed by UCFC. To the extent that UCFC pays or assumes expenses of BWC, UCFC will pay or assume only those expenses of BWC that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

          15. On the date of the Merger, the fair market value of the assets of BWC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          16. On the date of the Merger, BWC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in BWC that, if exercised or converted, would affect UCFC's acquisition or retention of control of BWC, as defined in Section 368(c) of the Code.

          17. Merger Corp. will have no liabilities assumed by BWC, and will not transfer to BWC any assets subject to liabilities, in the Merger.

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United Community Financial Corp.
June 4, 1999
Page 5


          18. None of the compensation received by any shareholder-employee of BWC will be separate consideration for, or allocable to, any of their BWC Shares; none of the UCFC Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          19. The payment of cash in lieu of fractional UCFC Shares is solely for the purpose of avoiding the expense and the inconvenience to UCFC of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the shareholders of BWC instead of issuing fractional UCFC Shares will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the BWC shareholders in exchange for their BWC Shares. The fractional share interests of each BWC shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the value of one full UCFC Share.

          20. Following the Merger, UCFC or a related person will continue the historic business of UCFC or use a significant portion of BWC's historic assets in a business.

          21. Following the Merger, BWC will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Corp.'s net assets and at least 70 percent of the fair market value of Merger Corp.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by BWC or Merger Corp. to dissenters, amounts paid by BWC or Merger Corp. to shareholders who receive cash or other property, amounts used by BWC or Merger Corp. to pay reorganization expenses or other expenses incurred in connection with the Merger, amounts used by BWC to make payments to employees for severance and termination of employment contracts, and all redemptions and distributions (except for regular, normal dividends) made by BWC will be included as assets of BWC or Merger Corp., respectively, immediately prior to the Merger.

                                   DISCUSSION

          Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation"), which before the Merger was in control of the merged corporation, is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and substantially all of the properties of the merged corporation; and (ii) in the transaction, former shareholders of the surviving

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United Community Financial Corp.
June 4, 1999
Page 6


corporation exchange, solely for voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation. For this purpose, (a) "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of the surviving corporation and of the merged corporation; and (b) "controlling" or "control" means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each class of non-voting stock of the corporation.

          Pursuant to the representations in the Officers' Certificates, the Merger will be a statutory merger under the laws of the State of Ohio; UCFC will be in control of Merger Corp. prior to the Merger; BWC will hold substantially all of its properties and substantially all of the properties of Merger Corp. after the Merger; and BWC shareholders will exchange an amount of BWC Shares constituting control of BWC solely for UCFC Shares.

          Section 368(b) of the Code defines "a party to the reorganization" to include both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.
Section 368(b) also includes the controlling corporation as "a party to the reorganization" for purposes of Section 368(a)(2)(E). Accordingly, UCFC, BWC, and Merger Corp. each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

          Certain non-statutory requirements have been imposed by the courts and by the Treasury Department in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the target corporation, and that the shareholders of the target corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

          Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

          Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the issuing corporation or a related person either continue the target corporation's historic business or use a significant portion of the target corporation's historic assets in a business. UCFC's representations confirm that UCFC or a

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United Community Financial Corp.
June 4, 1999
Page 7


related person will continue the historic business of BWC or use a significant portion of BWC's historic assets in a business after the Merger. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger.

          The Treasury Department has issued final and temporary regulations providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered:

               (i) Under Section 1.368-1 of the Regulations, any acquisition by the issuing corporation of target corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of issuing corporation stock received by the shareholders of the target corporation (or the purchase of such issuing corporation stock by a person related to the issuing corporation), will be considered in determining whether a substantial proprietary interest is preserved;

              (ii) Under Section 1.368-1T of the Regulations, the acquisition by the target corporation, prior to and in connection with the plan of reorganization, of the stock of the target corporation with consideration other than stock of the target corporation or an extraordinary distribution made by the target corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved; and

             (iii) Under Section 1.368-1T of the Regulations, the acquisition by a person related to the target corporation, prior to and in connection with the plan of reorganization, of the stock of the target corporation with consideration other than stock of the target corporation or stock of the issuing corporation, will be considered in determining whether a substantial proprietary interest is preserved.

Generally, two corporations are related persons either if the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code) or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the target corporation of stock of the issuing corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

          The Merger will satisfy the continuity of interest requirement. All BWC Shares outstanding immediately prior to the Merger will be exchanged solely for UCFC Shares, except

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United Community Financial Corp.
June 4, 1999
Page 8


for cash paid to dissenters or in lieu of fractional shares. As indicated above, we have assumed that dissenting BWC shareholders will not hold more than five percent (5%) of the BWC Shares. BWC and UCFC have represented that cash paid in lieu of fractional shares will not exceed, in the aggregate, one percent (1%) of the total consideration that will be issued in the Merger to the BWC shareholders in exchange for their BWC Shares. To the knowledge of the officer of UCFC who is signing the UCFC officer's certificate, neither UCFC nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any UCFC Shares issued in the Merger. BWC has represented that, to its best knowledge, the shareholders of BWC have no plan or intention to sell, exchange or otherwise dispose of UCFC Shares to UCFC or a related person. In addition, BWC has represented that neither BWC nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to BWC's stock for consideration other than stock of BWC (or in the case of a related person, for consideration other than stock of BWC or stock of UCFC), that would cause a substantial part of the value of the proprietary interest in BWC not to be preserved.

          Even though the Merger qualifies as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, BWC shareholders receive UCFC Shares tax free only to the extent provided by Section 354 of the Code. Because BWC shareholders will be exchanging BWC Shares solely for UCFC Shares, no gain or loss will be recognized under Section 354(a) of the Code.

          If a BWC shareholder holding BWC Shares dissents to the Merger and receives solely cash in exchange for such shareholder's BWC Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's BWC Shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the BWC Shares so redeemed. This gain or loss will be capital gain or loss if the BWC Shares were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of BWC's current or accumulated earnings and profits.

          Under the tests of Section 302 of the Code, the redemption of a dissenting BWC shareholder's BWC Shares generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in UCFC under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under
Section 302(b)(1) of the Code.

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United Community Financial Corp.
June 4, 1999
Page 9


          In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting BWC shareholder, it is necessary to consider the UCFC Shares owned by persons from whom ownership is attributed to such shareholder under the rules of
Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting BWC shareholder may be deemed to own constructively the UCFC Shares held by persons who do not exercise dissenters' rights.

          Notwithstanding the foregoing, if BWC is legally obligated to pay a dividend that has accrued at the time of the redemption, the proceeds first will be applied to discharge the dividend and will be taxed accordingly.

          Payment of cash to a BWC shareholder in lieu of a fractional UCFC Share will be treated as if such fractional share were distributed as part of the exchange and then redeemed by UCFC. The payment received by a BWC shareholder will be treated as having been received as a distribution in full payment and exchange for the fractional share redeemed as provided in
Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

          Finally, BWC will recognize no gain or loss as a result of its receipt of cash from UCFC in the Merger and the use of that cash in connection with the Merger to pay certain BWC creditors. Section 361(b)(3) of the Code.

                                   OPINIONS

          Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers' Certificates, the Shareholders Agreement, the foregoing legal authorities, and the assumptions stated above, our opinion of the federal income tax consequences of the Merger is as follows:

          1. The Merger of Merger Corp. with and into BWC will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. UCFC, Merger Corp. and BWC each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

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United Community Financial Corp.
June 4, 1999
Page 10


          2. No gain or loss will be recognized by BWC upon the receipt of the assets of Merger Corp. in exchange for BWC Shares. No gain or loss will be recognized by BWC upon the receipt of cash from UCFC in the Merger and the use of that cash in connection with the Merger to pay certain BWC creditors.

          3. No gain or loss will be recognized by Merger Corp. upon the transfer of its assets to BWC in exchange for Exchanged Securities.

          4. No gain or loss will be recognized by UCFC upon the receipt of BWC Shares solely in exchange for Merger Corp. common shares.

          5. No gain or loss will be recognized by shareholders of BWC holding BWC Shares upon the exchange of BWC Shares solely for UCFC Shares (including fractional share interests).

          6. The basis of the UCFC Shares (including fractional share interests) to be received by BWC shareholders holding BWC Shares will be the same as the basis of the BWC Shares surrendered in exchange therefor.

          7. The holding period of the UCFC Shares (including fractional share interests) to be received by BWC shareholders holding BWC Shares will include the holding period of the BWC Shares surrendered in exchange therefor, provided that such BWC Shares are held as a capital asset at the time of the exchange.

          8. Where a cash payment is received by a BWC shareholder holding BWC Shares in lieu of a fractional share interest of UCFC, the cash payment will be treated as received by the BWC shareholder as a distribution in full payment and exchange for the fractional share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

          9. Where cash is received by a dissenting BWC shareholder holding BWC Shares who perfects his dissenter's rights, the cash will be treated as having been received by the shareholder in redemption of his BWC Shares, subject to the provisions and limitations of Section 302 of the Code. Where, after the receipt of such cash, such a dissenting BWC shareholder is not deemed to own any UCFC Shares under the constructive ownership rules of
Section 318(a) of the Code, the redemption will be a complete termination of such shareholder's interest in BWC within the meaning of Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the BWC Shares.

                                    *  *  *

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United Community Financial Corp.
June 4, 1999
Page 11


          Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. In rendering our opinion as to the federal income consequences of exchanging BWC Shares for UCFC Shares, our opinion does not address the federal income tax consequences of any alternative transaction pursuant to a Revised Structure, as allowed pursuant to Section 2.01(b) of the Agreement. Finally, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a BWC shareholder in light of that shareholder's particular status or circumstances, including, without limitation, BWC shareholders who are (i) foreign persons, (ii) insurance companies, (iii) tax-exempt entities, (iv) retirement plans, (v) dealers in securities, (vi) persons subject to the alternative minimum tax, (vii) persons whose shares of BWC stock were acquired pursuant to the exercise of employee stock options or otherwise as compensation, or (viii) persons who receive UCFC Shares other than in exchange for BWC stock or employee stock options.

          We do not address other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

          Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Time, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and rulings of the Internal Revenue Service (the "Service") as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

          The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.

                                        Respectfully,



                                        Vorys, Sater, Seymour and Pease LLP